Exhibit 16.1

WILLIAMS & WEBSTER P.S.

August 7, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC  20549

Re:  Anpath Group, Inc.
        Commission File Number 333-123655

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated July 24, 2009 with the following exception:

1.
We are not in a position to agree or disagree that Anpath Group, Inc. has appointed the firm of Pattillo, Brown & Hill LLP to serve as registered independent public accountants of the Company for the fiscal year ended March 31, 2010.

Our independent auditor’s report on the financial statements of Anpath Group, Inc. for the years ended March 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Anpath Group, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington